Exhibit 99.1

Contact:

Mark Westphal

Senior Vice President and

Chief Financial Officer

(952) 258-4000

MICHAEL FOODS REPORTS PRELIMINARY FIRST QUARTER RESULTS

MINNETONKA, April 16 — Michael Foods Group, Inc. today reported preliminary financial results for the first quarter of 2014. Net sales for the quarter ended March 29, 2014 are expected to be $474 million.

Earnings before interest, taxes, depreciation, amortization (“EBITDA”) and other adjustments (“adjusted EBITDA,” as defined in the Company’s credit facility) for the quarter ending March 29, 2014 are expected to be approximately $48 million.

Michael Foods Group, Inc. uses adjusted EBITDA as a measurement of financial results, as an indication of the relative strength of its operating performance, and to determine incentive compensation levels. Management believes that EBITDA and adjusted EBITDA provide potential investors with useful information with which to analyze and compare with other companies in our industry our operating performance and our ability to service debt.

Commenting on the results, President and Chief Executive Officer James E. Dwyer, Jr. said, “As discussed on our March debt holder call, our Q1 2014 results were unfavorably impacted by record high dairy costs and high soybean meal commodity costs. Also, weather-related disruptions to our manufacturing facilities, customer distribution centers and transportation-related costs as a whole were a significant headwind for the quarter. We have announced and executed various pricing actions across our businesses to reflect the current cost environment.”

Michael Foods Group, Inc. will release its final results in May, after its quarterly review is complete.

Michael Foods Group, Inc., based in Minnetonka, Minnesota, is a producer and distributor of food products to the foodservice, retail and food-ingredient markets. Its principal products are egg products, refrigerated potato products, cheese and other dairy-case products.

The numbers provided herein are preliminary and have not been reviewed by our auditors. The numbers constitute and certain other items contained in this release may be “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future sales or performance, capital expenditures, financing needs, ability to fund operations, intentions relating to acquisitions, our competitive strengths and weaknesses, our business strategy and the trends we anticipate in the industries and economies in which we operate and other information that is not historical information. When used herein, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but there can be no assurance that our expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release, including the factors described under “Risk Factors” in our 2013 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 21, 2014. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this release include a review by our auditors.

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